Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

PharmaCyte Biotech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (1)(2)
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, underlying shares of convertible preferred stock	457(c)	82,500,000	$3.16	$260,700,000	$0.00011020	$28,729.14
	Equity	Common stock, $0.0001 par value per share, underlying warrants	457(c)	17,500,000	$3.16	$55,300,000	$0.00011020	$6,094.06
Fees Previously Paid
	Total Offering Amounts							—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$34,823.20

(1)	This Registration Statement registers 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of PharmaCyte Biotech, Inc. (the “Company”), issuable upon the conversion of certain shares of the Company’s Series B convertible preferred stock and upon exercise of certain warrants of the Company. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on June 2, 2023, a date within five business days prior to filing this Registration Statement.